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                                                                       EXHIBIT 5


                                  May 16, 2002



Ryerson Tull, Inc.
2621 West 15th Place
Chicago, Illinois 60608



Ladies and Gentlemen:

         I am the Vice-President and General Counsel of Ryerson Tull, Inc. In connection with the registration under the Securities Act of 1933, as amended, of 2,500,000 shares of its common stock, $1.00 par value (the "Shares"), to be offered pursuant to the Ryerson Tull 2002 Incentive Stock Plan (the "Plan"). I have examined or are otherwise familiar with Ryerson Tull's Certificate of Incorporation, Ryerson Tull's By-Laws, the Plan, Ryerson Tull's Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares, relevant resolutions of the Board of Directors of Ryerson Tull, and such other documents and instruments as I have deemed necessary for the purposes of this opinion.

         Based upon the foregoing, it is my opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable shares of Ryerson Tull.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

         I am admitted to practice law in the State of Illinois and I express no opinions as to matters under or involving any laws other than the laws of the State of Illinois and the General Corporation Law of the State of Delaware.

                                      Very truly yours,

                                      /s/ Joyce E Mims

                                      Joyce E. Mims
                                      Vice President and General Counsel

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